Exhibit 10.105

PROMISSORY NOTE

$475,000.00	Dublin, Ohio

March 16, 2009

National Investment Managers Inc., a Florida corporation (the "Maker"), for value received, hereby promises to pay to Anthony S. Delfino (the "Holder"), or order, the principal sum of Four Hundred Seventy Five Thousand Dollars ($475,000) (the “Principal”) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, which shall be payable in eight (8) equal principal only monthly installments of Thirty Five Thousand Dollars ($35,000) each, beginning on (i) August 15, 2009 and ending (ii) March 15, 2010;  and three (3) equal installments of  Sixty Five Thousand Dollars ($65,000) plus all accrued interest beginning on April 15, 2010, and ending on June 15, 2010, (“Remaining Installments”); provided, however, the Principal and interest payable in the Remaining Installments  may be adjusted pursuant to Section 2.3 of the Stock Purchase Agreement entered by and between the Maker, California Investment Annuity Sales, Inc., Richard L. Kaplan and Hana E. Kaplan Inter Vivos Trust Agreement dated January 29, 1997 as amended and restated January 10, 2003 and Anthony S. Delfino dated April 3, 2008 (the “Stock Purchase Agreement”).  Maker further promises to pay interest on the unpaid principal balance hereof, at the rate of eight (8%) per annum.  Interest shall be calculated on the basis of a 360 day year and actual days elapsed and paid as a part of the Remaining Installment payments.  In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of California.

This Note is executed as a replacement note, superseding and terminating, the prior note between the parties dated April 3, 2008, as of the effective date of this Note.  Interest accrued on the April 3, 2008 note shall be paid to the Holder within ten (10) business days of the original scheduled payment date of June 3, 2009.

This Note can be prepaid in whole or in part at any time without the consent of the Holder provided that Maker shall pay all accrued interest on the principal so prepaid to date of such prepayment.

Further, in the event that the Maker and the Holder are unable to determine if the Target Revenue (as defined in the Stock Purchase Agreement) has been achieved pursuant to Section 2.3(a) of the Stock Purchase Agreement, then the aforementioned payment dates shall be extended to be a date five (5) business days from the date that the Independent Accounting Firm (as defined in the Stock Purchase Agreement) resolves any dispute between the Maker and the Holder.

The entire unpaid principal balance of this Note and interest accrued with respect thereto shall be immediately due and payable upon the occurrence of any of the following (each, an "Event of Default"):

a. Application for, or consent to, the appointment of a receiver, trustee or liquidator for Maker or of its property;

b. Admission in writing of the Maker's inability to pay its debts as they mature;

c. General assignment by the Maker for the benefit of creditors;

Exhibit 10.105

d. Filing by the Maker of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization, or an arrangement with creditors;

e. Entering against the Maker of a court order approving a petition filed against it under the federal bankruptcy laws, which order shall not have been vacated or set aside or otherwise terminated within sixty (60) days; or

f.    Default in the payment of the principal or accrued interest on this Note, when and as the same shall become due and payable, whether by acceleration or otherwise, which such default has not been cured within thirty (30) days of the Holder notifying the Maker in writing of such default; or

g.   The employment of John M. Davis, President and Chief Operating Officer of Maker is involuntarily terminated by the Maker, excluding natural acts.

All rights and remedies available to the Holder pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently after default by Maker pursuant to the provisions of this Note.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by both Maker and Holder.

This Note is subordinate to all Senior Indebtedness.  Notwithstanding anything to the contrary in this Note, the Holder agree that the indebtedness represented by this Note and the payment of principal and interest, including any interest accruing during the existence of an Event of Default, and other amounts owed by Maker are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and any fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations related to such Senior Indebtedness.  As used herein, “Senior Indebtedness” means the principal of (and premium, if any) and interest on (i) all indebtedness of Maker for money borrowed from any bank, merchant bank, savings and loan, insurance company, finance company, credit union, investment bank, broker-dealer, or other financial institution of any nature whatsoever, or any affiliate thereof, whether outstanding on the date of execution of this Note or thereafter created, assumed or incurred (including, without limitation, all indebtedness evidenced by that certain (A) Revolving Line of Credit and Term Loan Agreement, dated as of November 30, 2007, between Maker and RBS Citizens, National Association, and (B) Securities Purchase and Loan Agreement, dated November 30, 2007, by and among Maker, Woodside Capital Partners IV, LLC, Woodside Capital Partners IV QP, LLC, Woodside Capital Partners V, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank), Woodside Capital Partners V QP, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank) and Woodside Agency Services, LLC, as collateral agent; and (ii) any deferrals, renewals, increases, extensions or refinancing of any such Senior Indebtedness referred to in clause (i) above.  As used herein, “indebtedness of Maker for money borrowed” means any obligation of, or any obligation guaranteed by, Maker for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, any capitalized lease obligation and any deferred obligation for payment of the purchase price of any property or assets. The Holder agree to furnish any holder of Senior Indebtedness upon request a subordination agreement that contains reasonably customary subordination provisions, consistent with the provisions of this Note, which subordination agreement may, without limitation (x) set forth the priority rights of the Holder and the holder of the Senior Indebtedness, and (y) prohibit payments to the Holder that would cause a default under the Senior Indebtedness.  In the event of and during the continuation of any default or event of default under any Senior Indebtedness beyond any applicable grace period with respect thereto, no payment shall be made by or on behalf of Maker, or demand made by or on behalf of the Holder, on this Note until the date, if any, on which such default or event of default is waived by the Holder of such Senior Indebtedness or otherwise cured or has ceased to exist or the Senior Indebtedness to which such default or event of default relates is discharged by payment in full in cash.  Northing contained in this Paragraph or elsewhere in this Note shall prevent Maker, at any time except under the circumstances described in this Paragraph, form making regularly scheduled payments at any time of principal of or interest on this Note.

Exhibit 10.105

This Note shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction. This Note shall be construed and interpreted without regard to any presumption against the party causing this Note to be drafted.  Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Note or the transactions contemplated hereby.  Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of California located in the County of Los Angeles and the Federal court in the Central District of California with respect to any suit, action or proceeding arising out of or relating to this Note or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court.

This Note shall be binding upon the successors, endorsees or assigns of the Maker and inure to the benefit of the Holder, its successors, endorsees and assigns.

In the event of any dispute between parties to this Note, the prevailing party shall be entitled to immediate payment of all costs incurred by such party in such dispute, including, but not limited to, court costs and reasonable attorneys' fees.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

NATIONAL INVESTMENT MANAGERS INC.		ANTHONY S. DELFINO

By:	/s/ John M. Davis	By:	/s/_Anthony S. Delfino
Name: John M. Davis
Title: President & Chief Operating Officer